UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2013

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 Riverchase Galleria, Suite 1700
Birmingham, Alabama 35244
(205) 745-2000
(Registrant’s address, including zip code, and telephone number, including area code, of principal executive offices)

N/A

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                 Entry into a Material Definitive Agreement.

On July 23, 2013, Walter Energy, Inc. (the “Company”) entered into an amendment (the “Fifth Amendment”) to the Company’s $2.725 billion credit agreement, dated as of April 1, 2011, as amended by the First Amendment to Credit Agreement, dated as of January 20, 2012, as further amended by the Second Amendment to Credit Agreement, dated as of August 16, 2012, as further amended by the Third Amendment to Credit Agreement, dated as of October 29, 2012 and as amended by the Fourth Amendment to the Credit Agreement, dated as of March 22, 2013 (as amended, the “Credit Agreement”). The Fifth Amendment (i) suspends the interest coverage ratio covenant until March 31, 2015, (ii) suspends the senior secured leverage ratio covenant until June 30, 2014, (iii) adds a minimum liquidity covenant of $225 million that applies at the end of each fiscal quarter through June 30, 2014 and at any time thereafter when the senior secured leverage ratio exceeds 5.5:1.0, (iv) adds a maximum capital expenditure covenant of $175 million for 2013 and $200 million for 2014, (v) increases the interest rate margins on the loans by 1.0%, (vi) provides additional flexibility for the Company to issue additional unsecured debt, subject to 100% of the net proceeds of any such incurrence of debt in excess of $250 million being used to repay term loans then outstanding under the Credit Agreement, (vii) reduces the amount of dividends payable on the Company’s common stock to $0.01 per fiscal quarter so long as the secured leverage ratio exceeds 4.5:1.0 and (viii) caps the amount of cash and cash equivalents that can be netted pursuant to the total leverage ratio and secured leverage ratio at $240 million plus the current portion of outstanding debt. The Fifth Amendment also provides that, if any voluntary prepayment, mandatory prepayment or repricing event pursuant to clause (vi) above occurs within eighteen months of the effective date of the Fifth Amendment, the Company must pay a fee equal to 1.0% (or, 2.0% if such event occurs within six months of the effective date of the Fifth Amendment) of the aggregate principal amount of the portion of the Term Loan B balance prepaid (or converted) in connection with such event. In connection with the Fifth Amendment, the Company paid a one-time consent fee equal to (x) 0.75% of the aggregate amount of revolving loans outstanding and/or available commitments of those revolving lenders consenting to the Fifth Amendment, (y) 1.0% of the aggregate amount of Term Loan B outstanding of those Term Loan B lenders consenting to the Fifth Amendment and (z) 0.75% of the aggregate amount of Term Loan A outstanding of those Term Loan A lenders consenting to the Fifth Amendment, which consent fee totaled approximately $17 million.  All other terms of the Credit Agreement, including the aggregate principal amount that may be borrowed thereunder, remain substantially unchanged.

The press release announcing the Fifth Amendment to the Credit Agreement is attached to this Current Report as Exhibit 99.1.  The foregoing description of the Fifth Amendment is qualified in its entirety by reference to the Fifth Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 2.02                                 Results of Operations and Financial Condition.

On July 23, 2013 the Company issued a press release announcing its preliminary second quarter 2013 operating results, and a copy of the press release is attached hereto as Exhibit 99.2.

The information provided pursuant to this Item 2.02, including Exhibit 99.2 in Item 9.01, is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filings.

Item 9.01                                 Financial Statements and Exhibits.

(d)	Exhibits

10.1

Fifth Amendment to Credit Agreement, dated as of July 23, 2013, by and among Walter Energy, Inc., certain subsidiaries of Walter Energy, Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent

99.1	Press Release, dated July 23, 2013

99.2	Press Release, dated July 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER ENERGY, INC.

Date: July 23, 2013	By:	/s/ Earl H. Doppelt
Earl H. Doppelt, Senior Vice President General Counsel and Secretary